Exhibit 10.3

ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein), by and between NAVIOS SOUTH AMERICAN LOGISTICS INC., a company duly organized and existing under the laws of the Marshall Islands with its registered office at Luis A. de Herrera 1248, World Trade Center, Torre B, Montevideo, Uruguay (“Navios Logistics”) and NAVIOS MARITIME HOLDINGS INC., a company duly organized and existing under the laws of the Marshall Islands with its registered office at 85 Akti Miaouli Street, Piraeus, Greece 185 38 (“Navios Holdings”).

WHEREAS:

A. Navios Logistics and Navios Holdings had previously entered into a Transition Services Agreement, in connection with the potential spin-off of shares of Navios Logistics (“Transition Services Agreement”);

B. Navios Logistics and Navios Holdings desire to terminate the Transition Services Agreement as of the Closing Date, and enter into this Agreement to identify the administrative support services that Navios Holdings will provide to Navios Logistics; and

C. Navios Logistics wishes to engage Navios Holdings to identify and provide the administrative support services to Navios Logistics on the terms set out herein.

NOW THEREFORE, the parties agree that, in consideration for Navios Holdings providing the administrative support services set forth in Schedule “A” to this Agreement (the “Services”), and subject to the Terms and Conditions set forth in Article I attached hereto, Navios Logistics shall reimburse Navios Holdings, including reasonably allocable overhead including time for employees performing services on behalf of Navios Logistics, for the costs and expenses reasonably incurred by Navios Holdings in the manner provided for in Schedule “B” to this Agreement (the “Costs and Expenses”).

IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized signatories with effect on the date first above written.

NAVIOS SOUTH AMERICAN LOGISTICS INC.

By:	/s/ Ioannis Karyotis
Name: Ioannis Karyotis
Title: Chief Financial Officer

NAVIOS MARITIME HOLDINGS INC.

By:	/s/ Angeliki Frangou
Name: Angeliki Frangou
Title: Chief Executive Officer

ARTICLE I

TERMS AND CONDITIONS

Section 1. Definitions. In this Agreement, the term:

“Change of Control” means with respect to any entity, an event in which securities of any class entitling the holders thereof to elect a majority of the members of the board of directors or other similar governing body of the entity are acquired, directly or indirectly, by a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), who did not immediately before such acquisition own securities of the entity entitling such person or group to elect such majority (and for the purpose of this definition, any such securities held by another person who is related to such person shall be deemed to be owned by such person);

“Closing Date” means the closing date of the offering of the senior notes contemplated by Navios Logistics;

“Costs and Expenses” has the meaning set forth on the signature page to this Agreement; and

“Navios Logistics Group” means Navios Logistics and subsidiaries of Navios Logistics.

Section 2. General. Navios Holdings shall provide all or such portion of the Services, in a commercially reasonable manner, as Navios Logistics may from time to time direct, all under the supervision of Navios Logistics.

Section 3. Covenants. During the term of this Agreement Navios Holdings shall:

(a) diligently provide or sub-contract for the provision of (in accordance with Section 19 hereof) the Services to Navios Logistics as an independent contractor, and be responsible to Navios Logistics for the due and proper performance of same;

(b) retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Services; and

(c) keep full and proper books, records and accounts showing clearly all transactions relating to its provision of Services in accordance with established general commercial practices and in accordance with United States generally accepted accounting principles, and allow Navios Logistics and its representatives and its auditors to audit and examine such books, records and accounts at any time during customary business hours.

Section 4. Non-exclusivity. Navios Holdings and its employees may provide services of a nature similar to the Services to any other person. There is no obligation for Navios Holdings to provide the Services to Navios Logistics on an exclusive basis.

Section 5. Confidential Information. Navios Holdings shall be obligated to keep confidential, both during and after the term of this Agreement, all information it has acquired or developed in the course of providing Services under this Agreement, except to the extent disclosure of such information is required by applicable law, including without limitation U.S.

securities laws. Navios Logistics shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by Navios Holdings of this obligation. Navios Holdings shall not resist such application for relief on the basis that Navios Logistics has an adequate remedy at law, and Navios Holdings shall waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 6. Reimbursement of Costs and Expenses. In consideration for Navios Holdings providing the Services, Navios Logistics shall reimburse Navios Holdings the Costs and Expenses in the manner provided in Schedule “B” to this Agreement.

Section 7. General Relationship Between The Parties. The relationship between the parties is that of independent contractor. The parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership, joint venture, employee or agency relationship between Navios Holdings and any one or more of Navios Logistics or any member of the Navios Logistics Group.

Section 8. Indemnity. Navios Logistics shall indemnify and hold harmless Navios Holdings and its employees and agents against all actions, proceedings, claims, demands or liabilities which may be brought against them due to this Agreement including, without limitation, all actions, proceedings, claims, demands or liabilities brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling same, provided however that such indemnity shall exclude any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever which may be caused by or due to the fraud, gross negligence or willful misconduct of Navios Holdings or its employees or agents.

Section 9. NO CONSEQUENTIAL DAMAGES. NEITHER NAVIOS HOLDINGS NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY NAVIOS LOGISTICS, OR FOR PUNITIVE DAMAGES, WITH RESPECT TO ANY TERM OR THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, FRAUD, MISREPRESENTATION AND OTHER TORTS.

Section 10. Term And Termination. This Agreement shall have an initial term of five (5) years unless terminated by either party hereto on not less than one hundred and twenty (120) days notice if:

(a) in the case of Navios Logistics, there is a Change of Control of Navios Holdings;

(b) in the case of Navios Holdings, there is a Change of Control of Navios Logistics;

(c) the other party breaches this Agreement;

(d) a receiver is appointed for all or substantially all of the property of the other party;

(e) an order is made to wind-up the other party;

(f) a final judgment, order or decree which materially and adversely affects the ability of the other party to perform this Agreement shall have been obtained or entered against that party and such judgment, order or decree shall not have been vacated, discharged or stayed; or

(g) the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced.

This Agreement may be terminated by either party hereto on not less than three hundred and sixty-five (365) days notice for any reason other than any of the reasons set forth in the immediately preceding paragraph. This Agreement shall not become effective unless and until the Closing Date has occurred.

Section 11. Costs and Expenses Upon Termination. Upon termination of this Agreement in accordance with Section 10 hereof, Navios Logistics shall be obligated to pay Navios Holdings any and all amounts payable pursuant to Section 6 hereof for Services provided prior to the time of termination.

Section 12. Surrender Of Books And Records. Upon termination of this Agreement, Navios Holdings shall forthwith surrender to Navios Logistics any and all books, records, documents and other property in the possession or control of Navios Holdings relating to this Agreement and to the business, finance, technology, trademarks or affairs of Navios Logistics and any member of the Navios Logistics and, except as required by law, including, without limitation, U.S. securities laws, shall not retain any copies of same.

Section 13. Force Majeure. Neither party shall be liable for any failure to perform this Agreement due to any cause beyond its reasonable control.

Section 14. Entire Agreement. This Agreement forms the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all previous agreements, written or oral, with respect to the subject matter hereof.

Section 15. Severability. If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

Section 16. Currency. Unless stated otherwise, all currency references herein are to United States Dollars.

Section 17. Law And Arbitration. This Agreement shall be governed by the laws of England. Any dispute under this Agreement shall be put to arbitration in England, a jurisdiction to which the parties hereby irrevocably submit.

Section 18. Notice. Notice under this Agreement shall be given (via hand delivery or facsimile) as follows:

If to Navios Logistics:

Luis A de Herrera 1248
World Trade Center, Torre B
Montevideo, Uruguay
Attn: Claudio Lopez
Fax: +(30) 210 453-1984

If to Navios Holdings:

85 Akti Miaouli Street
Piraeus, Greece 185 38
Attn: Vasiliki Papaefthymiou
Fax: +(30) 210 453-1984

Section 19. Sub-contracting And Assignment. Navios Holdings shall not assign this Agreement to any party that is not a subsidiary or affiliate of Navios Holdings except upon written consent of Navios Logistics. Navios Holdings may freely sub-contract or sub-license this Agreement, so long as Navios Holdings remains liable for performance of the Services and its obligations under this Agreement.

Section 20. Waiver. The failure of either party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

Section 21. Counterparts. This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

SCHEDULE A

SERVICES

Navios Logistics shall have complete power and authority, which it may exercise in its sole discretion, to approve, adopt, implement and execute the matters set forth below, it being understood that the sole function of Navios Holdings is to provide administrative support as and when requested by Navios Logistics as described below, subject to the ultimate oversight and authority of Navios Logistics.

Navios Holdings shall provide such of the following administrative support services (the “Services”) to Navios Logistics, as Navios Logistics may from time to time request and direct Navios Holdings to provide pursuant to Section 2:

(a)	Keep and maintain at all times books, records and accounts which shall contain particulars of receipts and disbursements relating to the assets and liabilities of Navios Logistics and such books, records and accounts shall be kept pursuant to normal commercial practices that will permit Navios Logistics to prepare or cause to be prepared financial statements in accordance with U.S. generally accepted accounting principles and in each case shall also be in accordance with those required to be kept by Navios Logistics under applicable federal securities laws and regulations in the United States and as Navios Logistics is required to keep and file under applicable foreign taxing regulations and the U.S. Internal Revenue Code of 1986 and the regulations applicable with respect thereto, all as amended from time to time;

(b)	Prepare all such returns, filings and documents, for review and approval by Navios Logistics as may be from time to time be requested or instructed by Navios Logistics; and file such documents, as applicable, as directed by Navios Logistics with the relevant authority;

(c)	Provide, or arrange for the provision of, advisory services to Navios Logistics with respect to Navios Logistics’ obligations under applicable securities laws and regulations in the United States and assist Navios Logistics in arranging for compliance with continuous disclosure obligations under applicable securities laws and regulations and the rules and regulations of the New York Stock Exchange and any other securities exchange upon which Navios Logistics’ securities are listed, including the preparation for review, approval and filing by Navios Logistics of reports and other documents with all applicable regulatory authorities, providing that nothing herein shall permit or authorize Navios Holdings to act for or on behalf of Navios Logistics in its relationship with regulatory authorities except to the extent that specific authorization may from time to time be given by Navios Logistics;

(d)

Provide, or arrange for the provision of, advisory, clerical and investor relations services to assist and support Navios Logistics in its communications with its security holders, including in connection with disclosures that may be required for regulatory compliance to its security holders and the wider financial markets, as

Navios Logistics may from time to time request or direct, provided that nothing herein shall permit or authorize Navios Holdings to determine the content of any such communications by Navios Logistics to its security holders and the wider financial markets;

(e)	At the request and under the direction of Navios Logistics, handle, or arrange for the handling of, all administrative and clerical matters in respect of (i) the call and arrangement of all meetings of the security holders, (ii) the preparation of all materials (including notices of meetings and information circulars) in respect thereof and (iii) the submission of all such materials to Navios Logistics in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that Navios Logistics has full opportunity to review them, approve them, execute them and return them to Navios Holdings for filing or mailing or other disposition as Navios Logistics may require or direct;

(f)	Arrange for the provision of such audit, accounting, legal, insurance and other professional services as are reasonably required by Navios Logistics from time to time in connection with the discharge of its responsibilities in connection with becoming a U.S. public company, to the extent such advice and analysis can be reasonably provided or arranged by Navios Holdings, provided that nothing herein shall permit Navios Holdings to select the auditor of Navios Logistics, which shall be selected by the audit committee of Navios Logistics, and in particular Navios Holdings will not have any of the authorities, rights or responsibilities of the audit committee of Navios Logistics, but shall provide, or arrange for the provision of, information to such committee as may from time to time be required or requested; and provided further that nothing herein shall entitle Navios Holdings to retain legal counsel for Navios Logistics unless such selection is specifically approved by Navios Logistics;

(g)	Provide, or arrange for the provision of, such assistance and support as Navios Logistics may from time to time request in connection with any new or existing financing for Navios Logistics, such assistance and support to be provided in accordance with the direction, and under the supervision of Navios Logistics;

(h)	Provide, or arrange for the provision of, such administrative and clerical services as may be required by Navios Logistics to support and assist Navios Logistics in considering any future acquisitions or divestments of assets of Navios Logistics, all under the direction and under the supervision of Navios Logistics;

(i)	Provide, or arrange for the provision of, such support and assistance to Navios Logistics as Navios Logistics may from time to time request in connection with any future offerings of securities that Navios Logistics may at any time determine is desirable for Navios Logistics, all under the direction and supervision of Navios Logistics;

(j)	Provide, or arrange for the provision of, at the request and under the direction of Navios Logistics, such communications to the transfer agent for Navios Logistics as may be necessary or desirable;

(k)	Prepare and provide, required information for review by Navios Logistics, so as to permit and enable Navios Logistics to make all determinations of financial matters, including the determination of amounts available for distribution by Navios Logistics to its security holders, and to assist Navios Logistics in making arrangements with the transfer agent for Navios Logistics for the payment of distributions to its security holders;

(l)	Provide, or arrange for the provision of, such assistance to Navios Logistics as Navios Logistics may request or direct with respect to the performance of the obligations, and to provide monitoring of various obligations and rights, under agreements entered into by Navios Logistics and provide advance reports on a timely basis to Navios Logistics advising of steps, procedures and compliance issues under such agreements, so as to enable Navios Logistics to make all such decisions as would be necessary or desirable thereunder;

(m)	Provide, or arrange for the provision of, such additional administrative and clerical services pertaining to Navios Logistics, the assets and liabilities of Navios Logistics and its security holders and matters incidental thereto as may be reasonably requested by Navios Logistics from time to time;

(n)	Negotiate and arrange, at the request and under the direction of Navios Logistics, for interest rate swap agreements, foreign currency contracts, forward exchange contracts and any other hedging arrangements;

(o)	Negotiate, at the request and under the direction of Navios Logistics, loan and credit terms with lenders and monitor and maintain compliance therewith; and

(p)	Monitor the performance of investment managers.

SCHEDULE B

COSTS AND EXPENSES

Within forty-five (45) days after the end of each month, Navios Holdings shall submit to Navios Logistics for payment an invoice for reimbursement of all Costs and Expenses in connection with the provision of the Services listed in Schedule “A” by Navios Holdings to Navios Logistics for such month. Each statement will contain such supporting detail as may be reasonably required to validate such amounts due.

Navios Logistics shall make payment within fifteen (15) days of the date of each invoice (any such day on which a payment is due, the “Due Date”). All invoices for Services are payable in U.S. dollars. All amounts not paid within 10 days after the Due Date shall bear interest at the rate of 1.00% per annum over US$ LIBOR from such Due Date until the date payment is received in full by Navios Holdings.